Exhibit 99.1
Callon Petroleum to Acquire Primexx to Build upon Delaware Basin Foundation and Accelerate Value Creation for Shareholders

Consolidates oil-weighted, high-margin Delaware Basin assets at an attractive valuation

Accelerates deleveraging, reaching <2x net debt / adjusted EBITDA sooner, pulling forward the timetable for potential shareholder returns

Agreement with Kimmeridge to exchange Second Lien Senior Notes for common shares provides additional near-term deleveraging

Combined transactions are accretive on key financial metrics (OCFPS, FCFPS, ROCE, CROCI) and provide a meaningfully enhanced multi-year cash flow profile

HOUSTON, August 4, 2021 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today announced an agreement to acquire the leasehold interests and related oil, gas, and infrastructure assets of Primexx Energy Partners and its affiliates. Primexx is a private oil and gas operator in the Delaware Basin with a contiguous footprint of 35,000 net acres in Reeves County and second quarter 2021 net production of approximately 18,000 barrels of oil equivalent per day (“Boe/d”) (61% oil). The cash and stock transaction is valued at approximately $788 millioni, representing a headline purchase price multiple of approximately $43,800 per Boe/d, based on second quarter production.

The acquisition represents a significant step forward in Callon’s strategy to deliver long-term value to shareholders through the application of its scaled, life-of-field development model while also strengthening its financial position. Callon’s proven ability to integrate and further optimize assets in its core operating areas represents untapped upside to the already attractive pro forma accretion to all key per share financial metrics.

Demonstrated strong well results and established infrastructure pave the way for the seamless addition of Primexx’s current two-rig program into Callon’s multi-year development plans. With approximately 300 identified core net locations, approximately two-thirds of which are two-mile laterals, the acquired assets will support Callon’s continued shift to larger, more capital efficient development projects in the Delaware Basin. Additionally, the acquisition increases the oil cut of Callon’s Delaware business and improves corporate-level cash margins.

Kimmeridge, a leading investor in both the public and private oil and gas space, has agreed to convert their remaining portion of the Callon second lien senior notes that were issued in 2020 into common shares after the close of the Primexx transaction. This equitization further advances the Company’s deleveraging timetable and saves nearly $20 million per year in interest costs.

Callon President and Chief Executive Officer Joe Gatto commented: “The Primexx transaction checks every operational and financial box on the list of compelling attributes of consolidation. The asset base adds substantial current oil production and a top-tier inventory to our Delaware portfolio, and fits squarely into our model of scaled, co-development of a multi-zone resource base. Our integrated, future development plans will benefit greatly from the combined Delaware scale and we expect to generate approximately 30% more adjusted free cash flowii from the third quarter of 2021 through year-end 2023 under our conservative planning price assumptionsiii. The infusion of over $550 million of equity from the acquisition and Kimmeridge’s exchange further heightens the overall benefits, immediately reducing leverage metrics and creating a visible path to net debt to adjusted EBITDA of below 2.0x next year.”

TRANSACTIONS TO ADVANCE CALLON’S STRATEGIC AND FINANCIAL GOALS

The acquisition of Primexx, combined with the impact of the Kimmeridge exchange, is forecast to be accretive across all key financial metrics and will enable the Company to leverage its existing operating model and knowledge base in the southern Delaware Basin. With these transactions, Callon will:

•Capture the benefits of a larger Delaware operation: The acquisition will increase Callon’s Delaware Basin position to over 110,000 net acres. Primexx’s assets will immediately compete for capital within the Callon portfolio and increase Callon’s capital allocation to the Delaware Basin. In addition, numerous opportunities for cost and capital efficiency gains, which Callon has proven to achieve in past transactions, create upside to current forecasted performance.
•Drive substantial FCF increases: The acquired asset base with substantial current production will immediately contribute to both near-term adjusted free cash flow1 and total cumulative adjusted free cash flow of almost $1.2 billion through 2023 at current strip prices. This forecasted free cash flow profile is the product of a reinvestment rateiv of less than 60% with an associated compounded annual production growth profile that remains under 5%. Importantly, the combined transactions are forecast to be accretive to adjusted free cash flow per share in 2022 and 2023 at both planning prices of $55 - $60/Bbl for oil and current NYMEX strip pricing for oil.

•Accelerate deleveraging goals: The transactions will position Callon to accelerate its debt reduction goals, reducing leverage to less than 2.0x net debt to adjusted EBITDA by year-end 2022 at current strip prices. This rapid deleveraging opportunity accelerates the timetable for the Company’s future transition from balance sheet strengthening to exploring return of capital opportunities.

•Improve cash margins: The addition of Primexx is expected to further expand Callon’s leading cash margins and increase the oil weighting of its Delaware Basin production profile. Given Callon’s established operations, minimal incremental G&A will be needed to consolidate the Primexx assets into the newly combined footprint.

•Support sustainability initiatives: Primexx has invested in a robust gathering and water management infrastructure that includes 80 MBbl/d of water recycling capacity and 60 miles of water transfer lines, more than doubling Callon’s current water recycling capacity. This significantly enhances Callon’s ability to manage its freshwater impact in the Delaware Basin while reducing overall development and operating costs.

PRIMEXX TRANSACTION DETAILS

The acquisition consideration includes $440 million in cash and 9.19 million shares of CPE stock issued to the seller, subject to closing adjustments. The cash portion of the purchase price can be financed using available capacity under the current credit facility with near-term repayment coming from forecasted free cash flow and proceeds from in-process divestiture initiatives. The Company will also look opportunistically to the debt capital markets to term out all or a portion of the cash payment in lieu of credit facility borrowings.

The transaction is expected to close early in the fourth quarter of 2021, subject to customary closing conditions and regulatory approvals.

KIMMERIDGE EXCHANGE DETAILS

The Company entered into an agreement with Chambers Investments, LLC, a private investment vehicle managed by Kimmeridge Energy, to exchange $197.0 million of its outstanding Second Lien Notes for a notional amount of approximately $223.1 million of Company common stock. The value of equity to be delivered is based on the construct of the optional redemption language in the indenture for the Second Lien Notes. The price of the Company common stock used to calculate the shares issued is based on the 10-day volume-weighted average price as of August 2, 2021 and equates to 5.5 million shares. This exchange is contingent upon the closing of the Primexx Acquisition described above as well as a shareholder vote as required under NYSE rules because Kimmeridge is deemed a related party due to its current ownership of over 5% of the Company’s common stock. Callon has entered into voting agreements in support of the share issuance with shareholders representing approximately 16 million, or 30%, of the shares anticipated to be outstanding upon closing of the Primexx transaction.

ADVISORS

Citi is serving as exclusive financial advisor and Gibson Dunn & Crutcher LLP is serving as legal advisor to Callon for the Primexx acquisition. RBC is serving as exclusive financial advisor and Kirkland & Ellis LLP is serving as legal advisor to Primexx.

CONFERENCE CALL AND WEBCAST

The Company will host a conference call on Wednesday, August 4, 2021, to discuss second quarter 2021 financial and operating results, the Primexx acquisition, the outlook for the remainder of 2021, and current corporate strategy and other initiatives.
Separate slide deck presentations addressing Callon’s second quarter earnings and the announced acquisition are now available on the Company’s website at www.callon.com under the “Investors” section of the website.
Callon’s management team will be available to answer questions related to the transaction during the second quarter 2021 earnings conference call and webcast.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:     Wednesday, August 4, 2021, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:     Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.

ABOUT CALLON PETROLEUM COMPANY

Callon Petroleum is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.

CONTACT INFORMATION

Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200

Cautionary Statement Regarding Forward-Looking Information

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the pending acquisitions, the pending exchange, the financing of the acquisition and future performance of the Company, as well as statements including the words "believe," "expect," "plans," "may," "will," "should," "could," “project,” “paves the way,” and words of similar meaning. These statements reflect the Company's current views with respect to future events, financial performance and operational performance based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate, including information provided by the seller. No assurances can be given, however, that these events will occur or that projections will be achieved or expectations will be realized, and actual results could differ materially from those projected or expected as a result of certain factors, many of which are beyond our control. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of the COVID-19 pandemic and various governmental actions taken to mitigate its impact or actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance the acquisition and our development activities at expected costs or at expected times or at all; our inability to realize the benefits of the pending transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC's website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

This news release refers to non-GAAP financial measures such as "adjusted free cash flow," and "adjusted EBITDA." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the SEC and posted on our website.

Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital, cash capitalized interest, net cash interest expense and capitalized cash G&A (which excludes capitalized expense related to share-based awards). We believe adjusted free cash flow is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company's ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company's financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).

Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash stock-based compensation expense, merger and integration expense, (gain) loss on extinguishment of debt, and other operating expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.

The Company is unable to reconcile the projected adjusted free cash flow (non-GAAP) and adjusted EBITDA (non-GAAP) metrics included in this release to projected net cash provided by operating activities (GAAP) and net income (loss) (GAAP), respectively, because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, the timing of capital expenditures, movements in oil and gas pricing, unknown future events, and estimating future certain GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliation.

i Based upon the closing price of CPE shares on 8/3/2021
ii See "Non-GAAP Financial Measures" included within this release for related disclosures
iii Callon’s stated conservative pricing assumptions utilize a planning prices case of NYMEX Strip as of 7/26/2021 through 2021E, $60.00 oil / $2.75 natural gas / $24.00 NGLs in 2022E and $55.00 oil / $2.75 natural gas / $22.00 NGL thereafter
iv Callon defines “reinvestment rate” as (Accrued Operational Capital Expenditures) / (Adjusted Discretionary Cash Flow - Capitalized Expenses